ImmuCell Announces Increased Product Sales and Continued Profitability

PORTLAND, ME -- (Marketwired - November 12, 2013) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and nine-month periods ended September 30, 2013.

During the three-month period ended September 30, 2013, product sales increased by 15%, or $158,000, to $1,235,000 in comparison to $1,077,000 during the same period in 2012. During the nine-month period ended September 30, 2013, product sales increased by 12%, or $479,000, to $4,448,000 in comparison to $3,969,000 during the same period in 2012. During the twelve-month period ended September 30, 2013, product sales increased by 11%, or $595,000, to $5,869,000 in comparison to $5,274,000 during the same period ended in 2012.

"We have now increased product sales during the last six consecutive quarters and for eleven of the last twelve quarters," commented Michael F. Brigham, President and CEO. "The resulting overall profitability from this period has created a strong financial platform for us to fund the investment we are making in a Nisin production capability sufficient to complete our New Animal Drug Application submission to the FDA for Mast Out® and conduct initial test marketing."

The net operating (loss) was ($160,000) during the three-month period ended September 30, 2013, in comparison to a net operating (loss) of ($86,000) during the same period in 2012. Net income was $57,000, or $0.02 per share, during the three-month period ended September 30, 2013, in contrast to a net (loss) of ($64,000), or ($0.02) per share, during the same period in 2012.

Net operating income was $190,000 during the nine-month period ended September 30, 2013, in comparison to net operating income of $233,000 during the same period in 2012. Net income was $268,000, or $0.09 per share, during the nine-month period ended September 30, 2013, in comparison to net income of $106,000, or $0.03 per share, during the same period in 2012.

The financial results for the three-month and nine-month periods ended September 30, 2013 benefited from revenue related to a $250,000 license option payment that was recognized during the third quarter of 2013. At the same time, $48,000 in related capitalized expenses were written off.

Cash, cash equivalents and short-term investments increased by 15%, or $760,000, to $5,673,000 as of September 30, 2013, in comparison to $4,914,000 as of December 31, 2012. Stockholders' equity increased by 3%, or $317,000, to $9,511,000 as of September 30, 2013, in comparison to $9,195,000 as of December 31, 2012. The Company had 3,019,000 shares of common stock outstanding as of September 30, 2013.

                                  (Unaudited)              (Unaudited)
                              For the Three-Month      For the Nine-Month
                                 Periods Ended            Periods Ended
                                 September 30,            September 30,
(In thousands, except per   -----------------------  ----------------------
 share amounts)                2013         2012         2013       2012
                            ----------  -----------  ----------- ----------

Product sales               $    1,235  $     1,077  $     4,448 $    3,969
Costs of goods sold                619          456        1,995      1,665
                            ----------  -----------  ----------- ----------
  Gross margin                     616          621        2,453      2,304

Product development expenses       291          224          829        683
Sales, marketing and
 administrative expenses           485          483        1,434      1,388
                            ----------  -----------  ----------- ----------
  Operating expenses               776          707        2,263      2,071
                            ----------  -----------  ----------- ----------

NET OPERATING (LOSS) INCOME       (160)         (86)         190        233

Other revenues (expenses),
 net                               237           (8)         268        (30)
                            ----------  -----------  ----------- ----------

INCOME (LOSS) BEFORE INCOME
 TAXES                              77          (94)         458        203

Income tax expense (benefit)        20          (30)         190         97
                            ----------  -----------  ----------- ----------

NET INCOME (LOSS)           $       57  $       (64) $       268 $      106
                            ==========  ===========  =========== ==========

Weighted average common
 shares outstanding:
  Basic                          3,019        3,019        3,019      3,018
  Diluted                        3,085        3,019        3,082      3,111
NET INCOME (LOSS) PER SHARE:
  Basic                     $     0.02  $     (0.02) $      0.09 $     0.04
  Diluted                   $     0.02  $     (0.02) $      0.09 $     0.03

                                         (Unaudited)
(In thousands)                             As of                As of
                                     September 30, 2013   December 31, 2012
                                     ------------------  ------------------
Cash, cash equivalents and short-
 term investments                    $            5,673  $            4,914
Total assets                                     11,066              11,030
Net working capital                               7,177               6,697
Stockholders' equity                 $            9,511  $            9,195

About ImmuCell: ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770 Ext. 3106